EXHIBIT 4.3

May 25, 2010	$107,000

TV GOODS HOLDING CORPORATION

12% Convertible Promissory Note ("Note")
Due May 25, 2011

On or before twelve (12) months from the date hereof (the "Maturity Date"), TV Goods Holding Corporation, a Florida corporation ("Maker" or the "Company"), for value received, promises to pay to the order of Steven Rogai (the "Holder"), an individual residing in Tampa, Florida, the principal sum of One Hundred Seven Thousand ($107,000) Dollars. The outstanding principal amount of this Note will bear interest at an annualized rate of twelve percent (12%) per annum from the date of Holder's advance of the principal amount evidenced by this Note until the Maturity Date.

1.

NOTE

This Note in the principal amount of One Hundred Seven Thousand ($107,000) Dollars is being issued to evidence indebtedness of the Company to the Holder.  This Note is unsecured.  This Note may be prepaid by the Company without penalty upon ten (10) days written notice to the Holder.

2.

INTEREST

Interest on the aggregate unconverted and then outstanding principal amount of this Note shall be due and payable monthly on the first day of each month and on the Maturity Date.  Such interest payments shall be made in cash.

3.

CONVERSION AT OPTION OF HOLDER; AUTOMATIC CONVERSION

(a)

Conversion at Option of Holder.  The Holder shall have the right (the "Conversion Right") at any time or from time to time prior to the day this Note is paid in full, to convert all or any part of the outstanding and unpaid principal amount of this Note as shall remain unpaid at the effective date of the conversion, into, fully paid and non-assessable shares of Common Stock of the Company.

(b)

Conversion Price.  The conversion price will be $0.075 per share (the "Conversion Price"), subject to adjustment as provided herein.

(c)

Mechanics of Conversion.  The Holder shall effect any elective conversions by delivering to the Company a completed notice in the form attached hereto as Exhibit "A" (a "Conversion Notice"). Unless the Holder is converting the entire principal amount outstanding under this Note, the Holder is not required to physically surrender this Note to the Company in order to effect conversions.  Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note plus any accrued and unpaid interest thereon paid.  Upon conversion of the entire unpaid principal amount of this Note and any accrued, unpaid interest, this Note shall be surrendered by the Holder to the Company for cancellation and a certificate representing the Common Stock issued to Holder therefor shall be delivered to Holder.

4.

RESERVATION OF AUTHORIZED SHARES; EFFECT OF RECAPITALIZATION

(a)

Reservation of Authorized Shares. The Company agrees and represents that until this Note is paid in full or converted, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note.

(b)

Effect of Capital Reorganization or Reclassification. If the number of outstanding shares of Common Stock of the Company shall be increased or decreased as a result of a stock split, a reverse stock split or similar recapitalization or reclassification of stock not involving any change in the shareholder's equity or the aggregate market value of shares outstanding as a result thereof, the per share Conversion Price shall be proportionately adjusted so that the percentage of the Common Stock acquirable by the Holder upon conversion immediately prior to the event and immediately following the event remains the same.

5.

EVENTS OF DEFAULT

A default shall be defined as one or more of the following events ("Event of Default") occurring and continuing:

(a)

The Maker shall fail to pay any interest or principal payment on this Note when due for a period of sixty (60) days after notice of such default has been sent by the Holder to the Maker.

(b)

The Maker shall dissolve or terminate the existence of the Maker.

(c)

The Maker shall file a petition in bankruptcy, make an assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver for all or substantially all of its property, or a petition for the appointment of a receiver shall be filed against the Maker and remain unstayed for at least ninety (90) days.

Upon the occurrence of an Event of Default, the Holder of this Note may, by written notice to the Maker given by certified mail, return receipt requested, declare the unpaid principal amount and all accrued interest of the Note immediately due and payable.

6.

EFFECTIVE DATE OF THE NOTE

The Effective Date of this Note for purposes of its status as a binding legal obligation of the Maker is the date on which funds have been advanced by the Holder and after which interest shall accrue on the unpaid principal balance hereof.

7.

STATUS OF HOLDER

The Maker may treat the Holder of this Note as the absolute owner of this Note for the purpose of making payments of principal or interest and for all other purposes, and shall not be affected by any notice to the contrary, unless the Maker so consents in writing.

8.

SECURITIES ACT RESTRICTIONS

This Note and the Common Stock issuable upon conversion of this Note (the “Securities”) have not been registered for sale under the Securities Act of 1933, as amended

(“the Act”). These Securities may not be sold, offered for sale, pledged, assigned or otherwise disposed of, unless certain conditions are satisfied, as more fully set forth in the Subscription Agreement. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless (i) they first shall have been registered under the Securities Act of 1933, as amended, and applicable state securities laws,(ii) the Company shall have been furnished with an opinion of legal counsel (in form, substance and scope reasonably acceptable to Company) to the effect that such sale or transfer is exempt from the registration requirements of the Act or (iii) they are sold pursuant to Rule 144 under the Act. Each certificate for shares of Common Stock issuable upon conversion of this Note that have not been so registered and that have not been sold pursuant to an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. ANY SUCH SALE, ASSIGNMENT OR TRANSFER MUST ALSO BE MADE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS."

9.

MISCELLANEOUS.

(a)

Successors and Assigns. The Holder may not assign, transfer or sell this Note to any party without the express written consent of the Maker, such consent not to be unreasonably withheld or delayed. This Note shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns. Subject to the foregoing permitted transfers and status of lawful successors, this Note shall not be enforceable by any other third party.

(b)

Entire Agreement. This Note as supplemented by the terms and conditions disclosed in the offering memorandum and together with the terms of the Subscription Agreement, contains all oral and written agreements, representations and arrangements between the parties with respect to its subject matter, and no representations or warranties are made or implied, except as specifically set forth herein. No modification, waiver or amendment of any of the provisions of this Note shall be effective unless in writing and signed by both parties to this Note.

(c)

Notices. Any notice or other communication to be given hereunder shall be in writing and personally delivered or delivered via overnight mail, with written receipt therefor, or by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address for such party (or at such other address as shall be specified by like notice given to the appropriate party):

if to Holder:

Address Provided on Signature Page

if to the Company:

TV Goods Holding Corporation

14044 Icot Boulevard

Clearwater, FL  33768

Attn:  Chief Financial Officer

Such notice shall be effective upon personal or overnight delivery or five (5) days after mailing by certified mail.

(d)

Section Headings. The headings of the various sections of the Note have been inserted as a matter of convenience for reference only and shall be of no legal effect.

(e)

Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(f)

Applicable Law. This Note shall be deemed to have been made in the State of Florida, and any and all performance hereunder, or breach thereof, shall be interpreted and construed pursuant to the laws of the State of Florida without regard to conflict of laws rules applied in the State of Florida. The parties hereto hereby consent to personal jurisdiction and venue exclusively in Hillsborough County, Florida with respect to any action or proceeding brought with respect to this Note.

(g)

Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ACCEPTANCE OF THIS AGREEMENT.

(h)

Lost, Stolen or Mutilated Note.  If this Note is lost, stolen, mutilated or destroyed, the Company will, on such reasonable terms with respect to indemnity or otherwise as it may in its discretion impose, issue a new note of like denomination, tenor, and date as this Note. Any such new note shall constitute an original contractual obligation of the Company, and the lost, stolen, mutilated or destroyed, as applicable, Note shall be null and void.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date set forth above.

Maker:

TV Goods Holding Corporation

By: /s/ Kevin Harrington

Name:  Kevin Harrington

Title: Chairman of the Board of Directors

Acknowledged:

/s/ Steven Rogai

Steven Rogai

Address:  14044 Icot Blvd., Clearwater Florida 33760